As filed with the Securities and Exchange Commission on December 30, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MOTOROLA MOBILITY HOLDINGS, INC.

(Exact name of issuer as specified in its charter)

Delaware	27-2780868
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 North US Highway 45 Libertyville, Illinois	60048
(Address of Principal Executive Offices)	(Zip Code)

Motorola Mobility Holdings, Inc. 2011 Employee Stock Purchase Plan

(Full Title of the Plan)

Carol H. Forsyte, Corporate Vice President and Secretary

600 North US Highway 45, Libertyville, Illinois 60048

(Name and Address of agent for service)

(847) 523-5000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Motorola Mobility Holdings, Inc. Common Stock ($0.01 Par Value) (3)	12,000,000 shares	$28.02	$336,240,000	$39,037.46

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of common stock that may be issuable as a result of a stock split, stock dividend or similar transactions under the Motorola Mobility Holdings, Inc. 2011 Employee Stock Purchase Plan.
(2)	Pursuant to Rule 457(c) and 457(h) of the Securities Act the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee are estimated solely for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of shares of common stock of the registrant in the “when issued” trading market as reported on the New York Stock Exchange on December 27, 2010.
(3)	The Motorola Mobility Holdings, Inc. 2011 Employee Stock Purchase Plan becomes effective on the date all of the outstanding shares of the Company’s common stock are distributed (“distribution”) by its sole stockholder, Motorola, Inc. to the common stockholders of Motorola Inc. (“distribution date”).

PART I — INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II — INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Motorola Mobility Holdings, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) (File No. 001-34805) are incorporated herein by reference in this Registration Statement:

1. The Company’s effective Registration Statement on Form 10 initially filed with the Commission on July 1, 2010, as amended by Amendment No. 1 filed on August 31, 2010, Amendment No. 2 filed on October 8, 2010, Amendment No. 3 filed on November 12, 2010 and Amendment No. 4 filed on November 30, 2010 (“Form 10”); each filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

2. The Company’s Current Report on Form 8-K as filed with the Commission on December 17, 2010 ; and

3. The description of the common stock of the Company contained in the Company’s Information Statement, filed as exhibit 99.1 to the Form 10, including any amendment or report file for the purpose of updating such description.

All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the shares of the Company’s common stock offered hereby have been sold or which deregisters all the shares of the Company’s common stock then remaining unsold, shall be deemed to be incorporated by reference into the Registration Statement and to be a part hereof from the date of filing of such documents; (such documents and the documents enumerated above being hereinafter referred to as “Incorporated Documents”).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities offered under the Registration Statement is being passed upon for the Company by Carol H. Forsyte, Esq., Corporate Vice President and Secretary of the Company. All outstanding shares of the Company are currently owned by Motorola, Inc. After the distribution of the Company’s shares by Motorola, Inc., expected on January 4, 2011, Motorola, Inc. will not directly or indirectly own any of the Company’s common stock. Ms. Forsyte owns shares of Motorola, Inc. common stock and has received under the Motorola, Inc. employee incentive plans (i) options that can be exercised for additional shares of Motorola, Inc. common stock and (ii) restricted stock units, that upon the lapse of restrictions, are payable in shares of Motorola, Inc. common stock. As a result of the ownership of these shares, stock options and restricted stock units, it is expected that after the distribution of the Company stock that Ms. Forsyte will own shares of the Company’s stock, will have options that can be exercised for shares of the Company’s stock and restricted stock units that upon the lapse of restrictions will be payable in shares of the Company’s stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Company’s certificate of incorporation provides that no director shall be liable to the Company or the Company’s stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our Company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

The Company’s bylaws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or by reason of the fact that the Company’s director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. The Company will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in the Company’s best interests and, with respect to any criminal proceeding, had no reason to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to the Company. Any amendment of this provision will not reduce the Company’s indemnification obligations relating to actions taken before an amendment.

The Company will have at the time of the distribution policies that insure its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on the Company’s behalf, may also pay amounts for which the Company has granted indemnification to the directors or officers.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Reference is made to the Exhibit Index.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Libertyville, State of Illinois, on the 28th day of December, 2010.

MOTOROLA MOBILITY HOLDINGS, INC.

By:	/s/ Carol H. Forsyte
Carol H. Forsyte
Corporate Vice President and Secretary

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Sanjay K. Jha , Marc E. Rothman, D. Scott Offer and Carol H. Forsyte and each of them, with full power of substitution and resubstitution, as attorneys for him and in his name, place and stead, and in any and all capacities, to execute and file any amendments, supplements or statements with respect to this Registration Statement, hereby giving and granting to said attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the premises, as fully, to all intents and purposes, as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorney, or any of them, or their or his substitute or substitutes, may or shall lawfully do, or cause to be done, by virtue hereof.

To effect the above, each of the undersigned has executed the Power of Attorney as of the date indicated beside each name.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, or amendment thereto, has been signed below by the following persons in the capacities and on the date or dates indicated.

Signature	Title	Date

/s/ Sanjay K. Jha	Chief Executive Officer (Principal Executive Officer)	December 28, 2010
Dr. Sanjay K. Jha

/s/ Marc E. Rothman	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 28, 2010
Marc E. Rothman

/s/ Mark R. Valentine	Vice President and Controller (Principal Accounting Officer)	December 28, 2010
Mark R. Valentine

/s/ William R. Hambrecht	Director	December 28, 2010
William R. Hambrecht

/s/ Keith A. Meister	Director	December 28, 2010
Keith A. Meister

/s/ Thomas J. Meredith	Director	December 28, 2010
Thomas J. Meredith

/s/ Daniel A. Ninivaggi	Director	December 28, 2010
Daniel A. Ninivaggi

/s/ James R. Stengel	Director	December 28, 2010
James R. Stengel

/s/ Anthony J. Vinciquerra	Director	December 28, 2010
Anthony J. Vinciquerra

/s/ Andrew J Viterbi	Director	December 28, 2010
Dr. Andrew J. Viterbi

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Motorola Mobility Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Motorola Mobility Holdings, Inc. filed on December 17, 2010).

4.2	Restated Bylaws of Motorola Mobility Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s effective Registration Statement on Form 10, as amended on November 30, 2010).

4.3	Motorola Mobility Holdings, Inc. 2011 Employee Stock Purchase Plan

5	Opinion and consent of Carol H. Forsyte, Corporate Vice President and Secretary, Motorola Mobility Holdings, Inc. as to the validity of the securities being issued.

23(a)	Consent of KPMG LLP.

23(b)	Consent of Carol H. Forsyte, Corporate Vice President and Secretary, Motorola Mobility Holdings, Inc., is included in Exhibit 5.

24	Power of Attorney (included in the signature page of this Registration Statement).